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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated September 15, 2000, relating to the financial statements and financial highlights which appear in the July 31, 2000 Annual Reports to the Trustees and Shareholders of J.P. Morgan Institutional Emerging Markets Debt Fund, J.P. Morgan Institutional Tax Exempt Bond Fund and J.P. Morgan Institutional New York Tax Exempt Bond Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Independent Accountants", "Financial Statements" and "Financial Highlights" in such Registration Statement.


PricewaterhouseCoopers LLP

New York, New York
November 28, 2000